UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 6, 2007 (June 29, 2007)

Date of Report (Date of earliest event reported)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices)

(408) 570-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BEA Systems, Inc. (the “Company”) previously entered into a Credit Agreement dated as of July 31, 2006 among the Company, JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Comerica Bank and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and the lenders party thereto (the “Credit Agreement”). In addition to various other terms, the Credit Agreement provides for a $500 million unsecured revolving credit facility, of which $215 million was outstanding prior to June 29, 2007.

The Credit Agreement permits prepayment of outstanding loans at any time without premium or penalty. On June 29, 2007, the Company repaid the entire $215 million outstanding balance under the credit facility, and the Credit Agreement remains in effect.

The Company is in the process of restating its financial statements pursuant to its review of its historical stock option grant practices, and accordingly has delayed the filing of its financial statements with the Securities and Exchange Commission. Pursuant to a currently effective waiver under the Credit Agreement which the Company has previously disclosed, the commitments of the lenders to make additional loans, and of the issuing bank to issue, amend, renew or extend any letter of credit, is suspended until the date of delivery to the administrative agent and the lenders of (i) ratification and reaffirmation of the Company’s financial statements for the fiscal year ended January 31, 2006 and the fiscal quarter ended April 30, 2006, or modified or restated versions thereof, which, in the reasonable opinion of the required lenders, do not materially adversely deviate from the original version thereof in a manner that negatively impacts the creditworthiness of the Company, and (ii) the financial statements and compliance certificates for the quarters ended July 31, 2006, October 31, 2006 and April 30, 2007, and the fiscal year ended January 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: July 6, 2007	By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer